Exhibit 99.1

Balchem Announces Board Selection of Theodore Harris as Chairman

New Hampton, NY. September 19, 2016.  Balchem Corporation (NASDAQ: BCPC) today announced that the Board of Directors has selected President, Chief Executive Officer, and Director Theodore (Ted) L. Harris to serve as Chairman of the Board, effective January 1, 2017, succeeding Dino A. Rossi, Chairman of the Board, who will retire from the Board at the end of this year.

“We are very pleased to have a proven leader such as Ted serve as Chairman,” said Dr. John Televantos, the company’s Lead Director. “We wish Dino well in retirement and we could not be more appreciative of his many years of exemplary contributions to our company.  We have every confidence that Ted and his executive leadership team will continue to execute the company’s strategies and successfully lead Balchem into the future.”

Harris joined Balchem as President and Chief Executive Officer in April 2015, succeeding Mr. Rossi.  Since that time, Harris’ strong leadership has played a critical role in developing and executing the company’s growth strategies and strengthening the company for future success.  Prior to Balchem, Harris held executive leadership roles with companies including Ashland, Inc. and FMC Corporation.

“It has been a privilege to be a member of the Balchem team for the last eighteen months and I am honored by the confidence the Board has placed in me.  I look forward to working with Dr. Televantos to lead our Board of Directors,” said Harris. “We will continue to focus on driving sustained earnings growth by developing and building differentiated solutions across our health and nutrition platforms.”  Harris went on to add, “I would also like to thank Dino for all of his support and guidance throughout this transition.  He is a role model for many of us, and on behalf of all of our employees, I would like to wish him the best in retirement.”

About Balchem Corporation
Founded in 1967, Balchem is a global wellness company that provides state-of-the-art solutions and the finest quality products for a range of industries worldwide. Our Company consists of four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. Balchem employs approximately 1,000 people worldwide who are engaged in many diverse activities, developing our company into chosen market leadership positions.

Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Balchem and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2015. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date, except as required by law.

Balchem Contact:	Suzanne Hart, Investor Relations
Telephone: 845-326-5600
E-mail: Shart@balchem.com